Exhibit 99.B(h)(6)

SCHEDULE A

To the SEI Daily Income Trust

Amended and Restated Expense Limitation Agreement
Dated June 23, 2010, as amended, August 11, 2015

Prime Obligation Fund — Class A Shares	0.20%
Prime Obligation Fund — Class B Shares	0.50%
Prime Obligation Fund — Class C Shares	0.70%
Government Fund — Class A Shares	0.25%
Government Fund — Class B Shares	0.55%
Government Fund — Class C Shares	0.75%
Government Fund — Class CAA Shares	0.25%
Government II Fund — Class A Shares	0.20%
Government II Fund — Class B Shares	0.50%
Government II Fund — Class C Shares	0.70%
Treasury Fund — Class A Shares	0.20%
Treasury Fund — Class B Shares	0.50%
Treasury Fund — Class C Shares	0.70%
Treasury II Fund — Class A Shares	0.20%
Treasury II Fund — Class B Shares	0.50%
Treasury II Fund — Class C Shares	0.70%